Exhibit 99.1

Innodata Reports Third Quarter 2022 Results

Third Quarter Revenue Up 6% Year-Over-Year

Strong Near-Term Earnings Improvements Anticipated

NEW YORK – November 10, 2022 – INNODATA INC. (NASDAQ: INOD) today reported results for the third quarter ended September 30, 2022.

·	Revenue for the quarter ended September 30, 2022 was $18.4 million, up 6% year-over-year.

·	Net loss for the quarter ended September 30, 2022 was $3.3 million, or $0.12 per basic and diluted share, compared to a net loss of $0.8 million, or $0.03 per basic and diluted share, in the same period last year.

·	Revenue for the nine months ended September 30, 2022 was $59.6 million, up 18% year-over-year.

·	Net loss for the nine months ended September 30, 2022 was $10.0 million, or $0.37 per basic and diluted share, compared to a net loss of $0.5 million, or $0.02 per basic and diluted share, in the same period last year.

·	Adjusted EBITDA loss was $1.2 million in the third quarter of 2022, compared to Adjusted EBITDA of $0.7 million in the same period last year.**

·	Adjusted EBITDA loss was $3.5 million for the nine months ended September 30, 2022, compared to Adjusted EBITDA of $2.7 million in the same period last year.**

·	Cash and cash equivalents were $10.7 million at September 30, 2022 and $18.9 million at December 31, 2021.

** Adjusted EBITDA is defined below.

Amounts in this press release have been rounded. All percentages have been calculated using unrounded amounts.

Jack Abuhoff, CEO, said, “Our Q3 revenue was $18.4 million, exceeding the guidance we provided in our last earnings announcement. We expect that Q4 revenue will show sequential improvement from Q3. Due to our rigorous focus on costs, we expect to be Adjusted EBITDA positive in Q4, and our business plan calls for us to achieve greater than $10 million in Adjusted EBITDA next year.

“Many of the large tech companies have launched major layoffs and cost-cutting measures. Our large social media customer recently significantly reduced its workforce, and as a consequence, we are seeing interruptions in the work we do for them. We believe our work is critical to their ongoing operational goals and anticipate that our work will likely pick up again as responsibilities of the laid-off workers are assigned to other employees. That said, our business plan conservatively is not dependent on this occurring.”

Abuhoff continued, “Despite these relatively significant disruptions, we managed to show 6% year-over-year growth, which, while not reflective of our ambitions, supports our belief that our business growth engines remain intact. Although the general economic outlook has resulted in longer sales cycles and more levels of customer-side sign-off, we believe that our products and services are critical to helping our clients stay competitive and achieve their cost and efficiency goals and that increased spending on such initiatives is a secular trend.

“Outside of these transitory issues, we believe our business continues to build momentum. We now have 10 large customers for our AI/ML lifecycle services which we believe will increase their spend with us in 2023, some significantly, based on our current line-of-sight. Many of these companies have revenues in multiple billions of dollars. In the third quarter, we brought on four of these customers. The use cases we’re landing include facial recognition, retail anomaly detection, automation, chatbots, security monitoring, and voice-to-text. Indeed, we’re hoping to be in a position to announce several additional important wins and expansions with these and other customers by year-end.

“Our Synodex business - which enjoys a net retention over 150% - is also rapidly onboarding new customers. Just yesterday, we announced two new customer wins for our Synodex platform that we believe will together yield approximately $1.1 million of annualized revenue. We also expanded the value of a Synodex engagement from an estimated $1.8 to $2.3 million of anticipated annual recurring revenue as we began ramping up the engagement this month.

“On the Agility front, we’ve seen a 107% year-over-year increase in our year-to-date bookings, and we expect this trend to continue through the remainder of the year as a result of a strong pipeline. We’ve also increased our midmarket average selling price (ASP) from a year ago by 49% with large increases in the number of deals significantly exceeding the average. And now that we’ve launched our new social media listening product, which we announced in September, we’re seeing that midmarket deals incorporating this new product are increasing ASP by 200%. To date, we have 20 customers using our new social listening product, and we have 65 prospective customers in our pipeline. Another significant accomplishment is that this year we’ve continued to expand a new Agility customer that is now our largest-ever Agility customer. We now value them at $628,000 of annual recurring subscription revenue. Moreover, we are expecting this annual recurring revenue value to increase further based on additional expansions. For this customer, we developed a new critical awareness capability that we believe could have broad application in the market.”

Abuhoff concluded, “Consequently, we believe that the secular growth trends underlying our business remain robust. Over the past year, we believe that we have proven that we are well-positioned to serve the growing AI market – helping companies that are already deep into AI with large-scale data collection and annotation; helping companies that are now getting into AI with model development and deployment; and building AI-enabled applications and platforms that are blueprints for how to strike the right balance between humans and machines. We believe that in the world ahead of us AI will co-pilot even the most domain-specific tasks.”

Non-GAAP Financial Measures

In addition to the financial information prepared in conformity with U.S. GAAP (“GAAP”), we provide certain non-GAAP financial information. We believe that these non-GAAP financial measures assist investors in making comparisons of period-to-period operating results. In some respects, management believes non-GAAP financial measures are more indicative of our ongoing core operating performance than their GAAP equivalents by making adjustments that management believes are reflective of the ongoing performance of the business.

We believe that the presentation of this non-GAAP financial information provides investors with greater transparency by providing investors a more complete understanding of our financial performance, competitive position, and prospects for the future, particularly by providing the same information that management and our Board of Directors uses to evaluate our performance and manage the business. However, the non-GAAP financial measures presented in this press release have certain limitations in that they do not reflect all of the costs associated with the operations of our business as determined in accordance with GAAP. Therefore, investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. Further, the non-GAAP financial measures that we present may differ from similar non-GAAP financial measures used by other companies.

Adjusted EBITDA

We define Adjusted EBITDA as net income (loss) attributable to Innodata Inc. and its subsidiaries in accordance with U.S. GAAP before interest expense, income taxes, depreciation and amortization of intangible assets (which derives EBITDA), plus additional adjustments for loss on impairment of intangible assets and goodwill, stock-based compensation, income (loss) attributable to non-controlling interests and other one-time costs. We use Adjusted EBITDA to evaluate core results of operations and trends between fiscal periods and believe that these measures are important components of our internal performance measurement process.

A reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure is included in the tables that accompany this release.

Timing of Conference Call with Q&A

Innodata will conduct an earnings conference call, including a question-and-answer period, at 5:00 PM eastern time today. You can participate in this call by dialing the following call-in numbers:

The call-in numbers for the conference call are:

Participant Dial-in Numbers

1-844-602-0380	(Domestic)
+1 862-298-0970	(International)

1-877-481-4010	(Domestic Replay)
+1 919-882-2331	(International Replay)

Passcode for replay:	47040

It is recommended that participants dial in approximately 10 minutes prior to the start of the call. Investors are also invited to access a live Webcast of the conference call at the Investor Relations section of www.innodata.com. Please note that the Webcast feature will be in listen-only mode.

Call-in or Webcast replay will be available for 30 days following the conference call.

About Innodata

Innodata (NASDAQ: INOD) is a global data engineering company delivering the promise of AI to many of the world's most prestigious companies. We provide AI-enabled software platforms and managed services for AI data collection/annotation, AI digital transformation, and industry-specific business processes. Our low-code Innodata AI technology platform is at the core of our offerings. In every relationship, we honor our 30+ year legacy delivering the highest quality data and outstanding service to our customers. Visit www.innodata.com to learn more.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Words such as “project,” “believe,” “expect,” “can,” “continue,” “could,” “intend,” “may,” “should,” “will,” “anticipate,” “indicate,” “forecast,” “predict,” “likely,” “goals,” “estimate,” “plan,” “potential,” “promises” “supports,” or the negatives thereof and other similar expressions generally identify forward-looking statements, which speak only as of the date hereof.

These forward-looking statements are based on management’s current expectations, assumptions and estimates and are subject to a number of risks and uncertainties, including, without limitation, the expected or potential effects of the novel coronavirus (“COVID-19”) pandemic and the responses of governments, the general global population, our customers, and the Company thereto;  impacts resulting from the rapidly evolving conflict between Russia and the Ukraine; that contracts may be terminated by customers; projected or committed volumes of work may not materialize; continuing reliance on project-based work in the Digital Data Solutions (“DDS”) segment and the primarily at-will nature of such contracts and the ability of these customers to reduce, delay or cancel projects; the likelihood of continued development of the markets, particularly new and emerging markets, that our services support; continuing DDS segment revenue concentration in a limited number of customers; potential inability to replace projects that are completed, canceled or reduced; our dependency on content providers in our Agility segment; difficulty in integrating and deriving synergies from acquisitions, joint venture and strategic investments; potential undiscovered liabilities of companies and businesses that we may acquire; potential impairment of the carrying value of goodwill and other acquired intangible assets of companies and businesses that we acquire; a continued downturn in or depressed market conditions, whether as a result of the COVID-19 pandemic or otherwise; changes in external market factors; the ability and willingness of our customers and prospective customers to execute business plans that give rise to requirements for our services; changes in our business or growth strategy; the emergence of new, or growth in existing competitors; various other competitive and technological factors; the Company’s use of and reliance on information technology systems, including potential security breaches, cyber-attacks, privacy breaches or data breaches that result in the unauthorized disclosure of consumer, customer, employee or Company information, or service interruptions; and other risks and uncertainties indicated from time to time in our filings with the Securities and Exchange Commission.

Our actual results could differ materially from the results referred to in forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, uncertainty around the COVID-19 pandemic and the effects of the global response thereto and the risks discussed in Part I, Item 1A. “Risk Factors,” Part II, Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other parts of our Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 24, 2022,  as updated or amended by our  other filings that we may make with the Securities and Exchange Commission. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements will occur, and you should not place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date hereof.

We undertake no obligation to update or review any guidance or other forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by the Federal securities laws.

Company Contact

Marcia Novero

Innodata Inc.

Mnovero@innodata.com

(201) 371-8015

INNODATA INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per-share amounts)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2022	2021	2022	2021
Revenues	$18,447	$17,450	$59,626	$50,466

Operating costs and expenses:

Direct operating costs	12,389	10,703	38,795	31,208
Selling and administrative expenses	9,117	7,262	29,584	19,767
Interest expense, net	(1)	4	1	18
	21,505	17,969	68,380	50,993
Loss from operations	$(3,058)	$(519)	$(8,754)	$(527)
Gain from loan forgiveness	-	-	-	580
Income (Loss) before provision for income taxes	(3,058)	(519)	(8,754)	53
Provision for income taxes	268	328	1,293	621
Consolidated net loss	(3,326)	(847)	(10,047)	(568)
Income (loss) attributable to non-controlling interests	1	(47)	(72)	(63)
Net Loss attributable to Innodata Inc. and Subsidiaries	$(3,327)	$(800)	$(9,975)	$(505)

Loss per share attributable to Innodata Inc. and Subsidiaries:
Basic and Diluted	$(0.12)	$(0.03)	$(0.37)	$(0.02)
Weighted average shares outstanding:
Basic and Diluted	27,331	26,971	27,239	26,459

INNODATA INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	September 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$10,729	$18,902
Accounts receivable, net	9,374	11,379
Prepaid expenses and other current assets	3,819	3,681
Total current assets	23,922	33,962
Property and equipment, net	2,718	2,947
Right-of-use asset, net	4,199	5,621
Other assets	1,514	2,247
Deferred income taxes, net	1,532	1,950
Intangibles, net	11,942	10,347
Goodwill	1,982	2,143
Total assets	$47,809	$59,217

LIABILITIES, NON-CONTROLLING INTERESTS AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable, accrued expenses and other	$9,690	$9,387
Accrued salaries, wages and related benefits	6,911	6,391
Income and other taxes	2,991	3,213
Long-term obligations – current portion	596	1,279
Operating lease liability - current portion	742	1,034
Total current liabilities	20,930	21,304
Deferred income taxes	23	15
Long-term obligations, net of current portion	5,874	6,217
Operating lease liability, net of current portion	3,930	5,276
Total liabilities	30,757	32,812
Non-controlling interests	(729)	(3,522)
STOCKHOLDERS' EQUITY	17,781	29,927
Total liabilities, non-controlling interests and stockholders’ equity	$47,809	$59,217

INNODATA INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Nine Months Ended
	September 30,
	2022	2021
Cash flows from operating activities:
Consolidated net loss	$(10,047)	$(568)
Adjustments to reconcile consolidated net loss to net cash
provided by operating activities:
Depreciation and amortization	2,836	2,054
Gain on loan forgiveness	-	(580)
Stock-based compensation	2,370	1,117
Deferred income taxes	242	(16)
Pension cost	577	308
Loss on lease termination	125	-
Changes in operating assets and liabilities:
Accounts receivable	1,690	431
Prepaid expenses and other current assets	(235)	342
Other assets	734	214
Accounts payable and accrued expenses	(253)	2,895
Accrued salaries, wages and related benefits	498	976
Income and other taxes	(197)	(1,531)
Net cash provided by (used in) operating activities	(1,660)	5,642

Cash flows from investing activities:
Capital expenditures	(5,253)	(2,919)
Net cash used in investing activities	(5,253)	(2,919)

Cash flows from financing activities:
Proceeds from stock option exercises	276	2,214
Withholding taxes on net settlement of stock-based compensation	-	(763)
Payment of long-term obligations	(510)	(666)
Net cash provided by (used in) financing activities	(234)	785

Effect of exchange rate changes on cash and cash equivalents	(1,026)	(138)

Net increase (decrease) in cash and cash equivalents	(8,173)	3,370

Cash and cash equivalents, beginning of period	18,902	17,573

Cash and cash equivalents, end of period	$10,729	$20,943

INNODATA INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(Unaudited)

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
Consolidated	2022	2021	2022	2021
Net loss attributable to Innodata Inc. and Subsidiaries	$(3,327)	$(800)	$(9,975)	$(505)
Provision for income taxes	268	328	1,293	621
Interest expense, net	(1)	4	1	18
Gain on loan forgiveness	-	-	-	(580)
Depreciation and amortization	1,011	684	2,836	2,054
Stock-based compensation	805	503	2,370	1,117
Non-controlling interests	1	(47)	(72)	(63)
Adjusted EBITDA / (loss) - Consolidated	$(1,243)	$672	$(3,547)	$2,662

	Three Months Ended September 30,		Nine Months Ended September 30,
DDS Segment	2022	2021	2022	2021
Net income (loss) attributable to DDS Segment	$(324)	$1,092	$(211)	$3,078
Provision for income taxes	265	353	1,196	599
Interest expense, net	(1)	4	1	17
Gain on loan forgiveness	-	-	-	(580)
Depreciation and amortization	201	139	483	459
Stock-based compensation	761	404	1,929	863
Non-controlling interests	1	1	2	(2)
Adjusted EBITDA - DDS Segment	$903	$1,993	$3,400	$4,434

	Three Months Ended September 30,		Nine Months Ended September 30,
Synodex Segment	2022	2021	2022	2021
Net loss attributable to Synodex Segment	$(779)	$(537)	$(2,244)	$(650)
Depreciation and amortization	$171	19	$483	$21
Stock-based compensation	30	24	129	38
Non-controlling interests	-	(48)	(74)	(61)
Adjusted EBITDA (loss) - Synodex Segment	$(578)	$(542)	$(1,706)	$(652)

	Three Months Ended September 30,		Nine Months Ended September 30,
Agility Segment	2022	2021	2022	2021
Net loss attributable to Agility Segment	$(2,224)	$(1,355)	$(7,520)	$(2,933)
Provision for income taxes	3	(25)	97	22
Interest expense, net	-	-	-	1
Depreciation and amortization	639	526	1,870	1,574
Stock-based compensation	14	75	312	216
Adjusted EBITDA (loss) - Agility Segment	$(1,568)	$(779)	$(5,241)	$(1,120)

INNODATA INC. AND SUBSIDIARIES

CONSOLIDATED REVENUE BY SEGMENT

(Unaudited)

(In thousands)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues:
DDS	$12,852	$13,237	$42,944	$37,997
Synodex	1,762	983	5,376	2,888
Agility	3,833	3,230	11,306	9,581
Total Consolidated	$18,447	$17,450	$59,626	$50,466